Exhibit 99.1

Winston Hotels, Inc.
2626 Glenwood Avenue • Suite 200
Raleigh, North Carolina 27608
www.winstonhotels.com
NYSE: WXH

FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Inc.’s Shareholders Approve Merger Into
a Wholly-Owned Subsidiary of
Inland American Real Estate Trust, Inc.
Declares Second Quarter Preferred Dividend
     RALEIGH, N.C., June 21, 2007 — Winston Hotels, Inc. (NYSE: WXH) today announced that its common shareholders approved the merger of the company with and into Inland American Acquisition (Winston), LLC, a wholly-owned subsidiary of Inland American Real Estate Trust, Inc. (“Inland American”), at the special meeting of shareholders held today in Raleigh, North Carolina.
     Closing of the merger is anticipated to occur on or about July 1, 2007 and is subject to the closing conditions set forth in the agreement and plan of merger. If the closing of the merger occurs as anticipated, trading of the company’s common stock and preferred stock will cease as of the close of the market on Friday, June 29, 2007 and will not re-open for trading thereafter.

     Separately, the company announced that its board of directors has declared a cash dividend of $0.50 per share on its Series B Cumulative Preferred stock for the second quarter of 2007 to preferred shareholders of record on June 29, 2007. If the closing of the merger occurs as anticipated, each share of the company’s Series B preferred stock will be converted into the right to receive $25.38 per share in cash, plus any accrued and unpaid dividends as of the effective time of the merger, which will include the dividend for the second quarter of 2007, or $0.50 per share.
About Winston Hotels
     As of June 21, 2007, Winston Hotels owned or was invested in 50 hotel properties in 18 states, having an aggregate of 6,782 rooms. This included 42 wholly owned properties with an aggregate of 5,748 rooms, a 41.7% ownership interest in a joint venture that owned one hotel with 121 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned three hotels with an aggregate of 387 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of March 31, 2007, the company had $29.5 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided debt financing. For more information about Winston Hotels, Inc., visit the company’s web site at www.winstonhotels.com.
Additional Information about the Merger and Where to Find It
     In connection with the proposed merger, the company has filed a definitive proxy statement with the SEC and has provided shareholders as of the record date with a copy of the definitive proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE

URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, INLAND AMERICAN REAL ESTATE TRUST, INC. AND THE PROPOSED MERGER. Investors can obtain the definitive proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the company by contacting the company’s Investor Relations at (919) 510-8003 or accessing the company’s investor relations web site, www.winstonhotels.com.
Cautionary Note Regarding Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to: (i) failure of customary closing conditions or failure to close on the anticipated closing date, (ii) development and redevelopment risks, including risk of construction delay, cost overruns, occupancy, governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) the outcome of any legal proceedings that have been or may be instituted by or against the company; (v) the inability to complete the merger due to the failure to satisfy other conditions to completion of the merger; (vi) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (vii) the ability to recognize the benefits of the merger; and (viii) the amount of the costs, fees, expenses and charges related to the merger. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the SEC, and in particular the section titled, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007, as amended by the company’s Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2007. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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